UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 10, 2022

ZENTALIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39263	82-3607803
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1359 Broadway, Suite 1710
New York, New York 10018
(Address of principal executive offices) (Zip Code)

(212) 433-3791

(Registrant’s telephone number, include area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ZNTL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2022, Anthony Y. Sun, M.D., notified Zentalis Pharmaceuticals, Inc. (the “Company”) of his resignation as President and Chief Executive Officer of the Company and as a director and Chairman of the Board of Directors of the Company (the “Board”), effective as of 11:59 p.m. on May 10, 2022 (the “Resignation Effective Time”).

Also on May 10, 2022, the Board designated Kevin M. Bunker, Ph.D., the Company’s Chief Operating Officer, as the Company’s principal executive officer on an interim basis, and appointed David M. Johnson as Chairman of the Board, in each case effective as of the Resignation Effective Time.

Also on May 10, 2022, the Board appointed Kimberly Blackwell, M.D., a current member of the Board, as President and Chief Executive Officer of the Company, and designated Dr. Blackwell as the Company’s principal executive officer, in each case effective as of the commencement of Dr. Blackwell’s employment with the Company, which is expected to be on or about May 16, 2022 (the date that Dr. Blackwell actually commences such employment with the Company, the “Blackwell Commencement Date”). Dr. Blackwell will continue to serve as a director of the Company, but will no longer serve as a member of the Nominating and Corporate Governance Committee of the Board effective as of the Blackwell Commencement Date.

Dr. Blackwell, 53, has served as the Chief Medical Officer of Tempus Labs (“Tempus”), a technology company advancing precision medicine through the practical application of artificial intelligence in healthcare, since March 2020. Dr. Blackwell has notified Tempus of her resignation as Chief Medical Officer, which is effective as of May 16, 2022. Dr. Blackwell will continue to serve as a consultant to Tempus. From 2018 to 2020, Dr. Blackwell served as the Vice President of Early Stage Oncology and Immuno-oncology at Eli Lilly, where she led clinical teams advancing early phase therapeutics. From 2000 to 2018, Dr. Blackwell was a professor at Duke University where she oversaw the women’s cancer program. Dr. Blackwell received an M.D. from Mayo Clinic Medical School and a B.S. in Bioethics from Duke University.

In connection to her appointment as Chief Executive Officer, Dr. Blackwell entered into an employment agreement with the Company’s subsidiary, Zeno Management, Inc., or Zeno Management, setting forth the terms of her employment as the Company’s President and Chief Executive Officer. Dr. Blackwell’s initial annual base salary will be $680,000 and she will be eligible for an annual target bonus equal to 60% of her annual base salary. Dr. Blackwell will be eligible for a full year’s annual bonus for 2022. In addition, Dr.. Blackwell will receive a $250,000 sign-on bonus, which sign-on bonus will be subject to repayment by her in the event she resigns without good reason (as defined in her employment agreement) prior to the first anniversary of her commencement of employment.

Pursuant to her employment agreement, if the Company terminates Dr. Blackwell’s employment other than for cause (as defined in her employment agreement) or Dr. Blackwell terminates her employment for good reason, she is entitled to the following payments and benefits, subject to her timely execution and non-revocation of a general release of claims in favor of the Company and her continued compliance with the restrictive covenants set forth in her employment agreement: (1) her fully earned but unpaid base salary and accrued and unused paid time off through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which she is entitled; (2) a payment equal to 18 months of her then-current base salary, payable in a lump sum 60 days following the termination date; (3) a payment equal to her prorated target annual bonus for the year in which the termination date occurs, payable in a lump sum 60 days following the termination date; and (4) payment of the COBRA premiums for her and her eligible dependents for 18 months following her termination date. In the event such termination occurs within 18 months following a change in control, Dr. Blackwell will be entitled to a lump-sum payment equal to 150% of her full target bonus for the year in which the termination occurs in lieu of the amount reference in clause (3). In the event of such termination at any time following a change in control, all of Dr. Blackwell’s stock awards will immediately vest in full.

In the event the Company terminates Dr. Blackwell’s employment for cause, she terminates her employment without good reason, or upon her death or permanent disability, she is entitled to receive only her fully-earned but unpaid base salary and accrued and unused paid time off through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which she is entitled.

In connection with her commencement of employment, the Company expects to grant to Dr. Blackwell a stock option to purchase such number of shares of common stock of the Company as is equal to 3.0% of the Company’s outstanding common stock on the date of grant, which stock option will vest as to 25% of the shares underlying the award on the first anniversary of her commencement of employment, and the remainder will vest in 36 equal monthly installments thereafter. The Company also expects to grant to Dr. Blackwell a stock option to purchase such number of shares of common stock of the Company as is equal to 0.75% of the Company’s outstanding common stock on the date of grant, which stock option will vest upon FDA approval of a Company product or a change in control of the Company. The stock options will be granted under the Company’s 2020 Incentive Award Plan and will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. Dr. Blackwell previously entered into the Company’s standard indemnification agreement for directors and officers.

As previously disclosed, in December 2020, the Company entered into a Master Services Agreement with Tempus, pursuant to which Tempus provides data licensing and research services. Dr. Blackwell currently serves as the Chief Medical Officer of Tempus (as noted above, Dr. Blackwell has notified Tempus of her resignation). Approximately $1.0 million in fees were incurred for services performed by Tempus for the year ended December 31, 2021.

In connection with Dr. Sun’s resignation, he entered into a release agreement with the Company wherein the parties agreed to provide Dr. Sun with certain severance benefits, including a lump sum payment equal to 18 months’ base salary plus his prorated target bonus for 2022, 18 months of continued payment of COBRA premiums at Company expense. In addition, Dr. Sun’s outstanding equity awards will continue to vest in accordance with the vesting schedules applicable to such awards (provided that Dr. Sun’s outstanding restricted stock units will vest no later than February 11, 2023 and Dr. Sun’s outstanding stock options will vest no later than February 11, 2025). In addition, Dr. Sun will be able to exercise his vested stock options until May 10, 2025. The foregoing description of the release agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the release agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Additionally, Karan S. Takhar will cease to serve as a member of the Audit Committee of the Board, effective as of May 18, 2022.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated May 11, 2022, between Zentalis Pharmaceuticals, Inc. and Kimberly Blackwell, M.D.

10.2	Release Agreement, dated May 10, 2022, between Zentalis Pharmaceuticals, Inc. and Anthony Y. Sun, M.D.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENTALIS PHARMACEUTICALS, INC.

Date: May 16, 2022	By:	/s/ Melissa Epperly
Melissa Epperly
Chief Financial Officer